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                                                                    Exhibit 21.1

            Subsidiaries of Chicago Mercantile Exchange Holdings Inc.
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

                                          Jurisdiction of Incorporation
Name of Subsidiary                        or Organization
----------------------------------------  -------------------------------------
Chicago Mercantile Exchange Inc.          Delaware
GFX Corporation                           Illinois
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